SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EXPEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

May 13, 2002

Dear Shareholder:

You are invited to attend the 2002 annual meeting of shareholders of Expedia, Inc., which will be held in the Marymoor Room of the Doubletree Hotel, 300 – 112th Southeast, Bellevue, Washington on June 18, 2002. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by the Internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We will provide live coverage of the annual meeting from the Expedia Investor Relations website located at www.investor.expedia.com. Additionally, the audio of the annual meeting as well as slides from the business presentation will be available on the Investor Relations website after the meeting. We hope this will allow those of who you are unable to attend the annual meeting to hear our executives discuss Expedia’s results.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in the affairs of Expedia.

Sin	cerely,

Ric	hard N. Barton
Pre	sident and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 18, 2002

To Our Shareholders:

The 2002 annual meeting of shareholders of Expedia, Inc. will be held in the Marymoor Room of the Doubletree Hotel, 300 – 112th Southeast, Bellevue, Washington on June 18, 2002 at 10:00 a.m., local time, for the following purposes:

1.	To elect thirteen directors to serve until the next annual meeting and until their successors are duly elected.

2.
To approve an amendment to the 1999 Amended and Restated Employee Stock Purchase Plan to increase the number of authorized shares of common stock available for purchase thereunder from 300,000 to 800,000.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 30, 2002 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 30, 2002 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

BY	ORDER OF THE BOARD OF DIRECTORS

Ma	rk S. Britton
Sec	retary

Bellevue, Washington
May 13, 2002

Your vote is important!

Whether or not you expect to attend the annual meeting in person, we urge you to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card at your earliest convenience. Promptly voting your shares will save the company the expense of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed should you wish to vote your shares by mail. Voting early by proxy will not prevent you from voting your stock at the annual meeting should you desire to do so, as your vote by proxy is revocable at your option.

EXPEDIA, INC.
13810 SE Eastgate Way, Suite 400
Bellevue, WA 98005

PROXY STATEMENT

The Board of Directors of Expedia, Inc. (“Expedia” or the “Company”) is soliciting the enclosed proxy for use at the 2002 annual meeting of shareholders (the “Annual Meeting”) of Expedia to be held on Monday, June 18, 2002 at 10:00 a.m. in the Marymoor Room of the Doubletree Hotel, 300 – 112th Southeast, Bellevue, Washington for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement was first mailed to shareholders on May 13, 2002.

Shareholders who vote by proxy have the right to revoke their proxy at any time prior to the Annual Meeting by delivering a signed statement to the Secretary of Expedia at or prior to the Annual Meeting, by voting another proxy (including a proxy via the Internet or telephone) dated as of a later date or by attending the Annual Meeting and voting in person.

Only shareholders of record of common stock and Class B common stock at the close of business on April 30, 2002 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. Our common stock is entitled to one vote per share and our Class B common stock is entitled to fifteen votes per share on each matter that common stock and Class B common stock vote together as a single class. As of March 31, 2002, there were 21,110,850 shares of our common stock issued and outstanding and 34,507,275 shares of our Class B common stock issued and outstanding.

In addition to our Board of Directors, our officers and other senior management may also solicit proxies. None of these individuals will receive any additional compensation for their solicitation services. Such solicitations may be made personally, by mail, facsimile, telephone or the Internet. We will pay persons holding shares of our common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will also pay all of the costs of soliciting proxies.

A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers (“NASD”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies in their own discretion. Votes cast by proxy or in person at the Annual Meeting will be counted by employees of Mellon Investor Services LLC (“Mellon”), our independent transfer agent and registrar, and certified by the inspector of election who is an employee of Mellon.

Please note that, as a result of the merger transaction with USA Networks, Inc. (“USA”), our fiscal year changed to a calendar year ending December 31. Expedia filed a transition report on Form 10-K for the six-month period ended December 31, 2001 and this Proxy Statement relates to that transition period. All references in this Proxy Statement to years prior to 2002 refer to the fiscal year ended June 30 of that year and all references to the year 2002 refer to the fiscal year ended December 31, 2002.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of thirteen members. Our Board of Directors has nominated each of the thirteen persons named below to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the following persons to serve as directors unless you indicate to the contrary on your proxy. We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill the vacancy. The election of our directors to be elected at the Annual Meeting requires a plurality of the votes cast by the holders of shares of common stock and Class B stock voting together as a single class in person or by proxy at the Annual Meeting. Our Board of Directors unanimously recommends that you vote FOR the election of the nominees to our Board of Directors.

Nominees

The following table sets forth certain pertinent information regarding the individuals who have been nominated by the Board of Directors to serve as directors of Expedia. All of the individuals listed are currently directors of Expedia.

Name	Age	Capacity
Richard N. Barton	34	President, Chief Executive Officer and Director
Thomas C. Breitling	32	Director
Barry Diller	60	Chairman of the Board
Julius Genachowski	39	Director
Jay C. Hoag (1) (2)	44	Director
Reed Hundt (1) (2)	54	Director
Victor Kaufman	58	Director
Dara Khosrowshahi	32	Director
Gregory B. Maffei (1) (2)	41	Director
Daniel Marriott	33	Director
Jon Miller	45	Director
John Pleasants	36	Director
Gregory S. Stanger	37	Senior Vice President, Chief Financial Officer and Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

Richard N. Barton founded Expedia in 1994. He has served as the President and Chief Executive Officer and a director of Expedia since September 1999. Prior to that, he worked for Microsoft Corporation from 1991 to 1994 in various product management roles involving Windows and MS-DOS. Prior to joining Microsoft, he worked as a strategy consultant for Alliance Consulting Group. Mr. Barton also serves on the Board of Directors of Ticketmaster.

Thomas C. Breitling has served as a director of Expedia since February 2002. Since December 2001, Mr. Breitling has served as the President and Chief Executive Officer of Breitling Ventures, a private investment firm. Mr. Breitling was the President of Travelscape, Inc., a wholly owned subsidiary of Expedia, from March 2000 to December 2001. Prior to that, Mr. Breitling co-founded Travelscape.com, Inc. and served as its Chief Operating Officer from March 1998 through March 2000, the closing of the acquisition of Travelscape by Expedia. In 1993, Mr. Breitling joined Las Vegas Reservation Systems, Inc., the precursor of Travelscape.com, Inc., and served as its Vice President until he co-founded Travelscape in March 1998.

Barry Diller has served as Chairman of the Board of Directors of Expedia since February 2002. Since August 1995, Mr. Diller has been a director and the Chairman and Chief Executive Officer of USA (or its predecessors), the parent company of Expedia. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller also serves as a director of Ticketmaster, The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, the New York Public Library, Conservation International and 13/WNET. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California’s School of Cinema-Television, the New York University Board of Trustees, the Tisch School of the Arts Dean’s Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

Julius Genachowski has served as a director of Expedia since February 2002. Mr. Genachowski has been Executive Vice President, General Counsel and Secretary of USA since January 2002 and Senior Vice President, General Counsel and Secretary of USA since August 2000. Mr. Genachowski joined USA in December 1997 as General Counsel and Senior Vice President, Business Development of USA Broadcasting. He has also held the position of Vice President, Corporate Development at Ticketmaster Online-Citysearch, Inc. From 1994 to 1997, Mr. Genachowski served at the Federal Communications Commission (“FCC”), as Chief Counsel to Chairman Reed Hundt and before that, as Special Counsel to General Counsel William E. Kennard. He served as a law clerk to Supreme Court Justice David H. Souter from 1993 to 1994 and, from 1992 to 1993, to retired Supreme Court Justice William J. Brennan, Jr. He was also a law clerk to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit. Mr. Genachowski has worked for Representative (now Senator) Charles Shumer, as well as the U.S. House of Representatives Iran-Contra Committee. Mr. Genachowski also serves as a director of Hotel Reservations Network, Inc. (“HRN”) and Styleclick, Inc. (“Styleclick”).

Jay C. Hoag has served as a director of Expedia since August 2000. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the Board of Directors of eLoyalty Corporation, EXE Technologies, Inc. and several privately held companies.

Reed Hundt has served as a director of Expedia since March 2002. Since 1998, Mr. Hundt has served as Senior Advisor on information industries to McKinsey & Company, a worldwide management consulting firm. Mr. Hundt has also been special advisor to the Blackstone Group, a private equity firm since 2000, and a venture partner at Benchmark Capital, a venture capital firm that specializes in investments in high-tech companies since 1999. From 1993 to 1997, Mr. Hundt served as Chairman of the FCC. Prior to his position as Chairman of the FCC, Mr. Hundt was a partner at the lawfirm of Latham & Watkins in Washington, D.C. Mr. Hundt also serves as a director of Allegiance Telecom, Inc. and Intel Corp.

Victor Kaufman has served as a director of Expedia since February 2002. Mr. Kaufman has been Vice Chairman of USA since October 1999. Previously, Mr. Kaufman served in the Office of the Chairman for USA since January 1997 and as Chief Financial Officer of USA since November 1, 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. (“Savoy”) since March 1992 and as a director of Savoy since February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of USA, Ticketmaster and HRN.

Dara Khosrowshahi has served as a director of Expedia since February 2002. Mr. Khosrowshahi has been Executive Vice President and Chief Financial Officer of USA since January 2002 and had previously been Executive Vice President, Operations and Strategic Planning of USA since July 2000. From August 1999 to July 2000, Mr. Khosrowshahi served as President, USA Networks Interactive, a division of USA. Mr. Khosrowshahi joined USA in 1998 as Vice President of Strategic Planning for USA, and was later promoted to Senior Vice President in May 1999. Prior to joining USA, Mr. Khosrowshahi worked at Allen & Company Incorporated from 1991 to 1998 where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi also serves as a director of BET.com, HRN, Ticketmaster and ARTISTDirect.

Gregory B. Maffei has served as a director of Expedia since 1999 and served as Chairman of the Board of Directors of Expedia from 1999 to February 2002. Since January 2000, Mr. Maffei has served as the President, Chief Executive Officer and a Director of 360networks inc. From 1997 until January 2000, he was the Senior Vice President, Finance & Administration and Chief Financial Officer of Microsoft. Previously, Mr. Maffei has held a number of positions at Microsoft, including Vice President of Corporate Development, Treasurer, and Director, Business Development & Investments. Prior to joining Microsoft in 1993, he was with Citicorp Venture Capital and Dillon Read. Mr. Maffei serves as a director of ONI Systems and Starbucks Corporation.

Daniel Marriott has served as a director of Expedia since February 2002. Mr. Marriott has served as Senior Vice President, Strategic Planning for USA since March 2002. Prior to this, he served as Executive Vice President, Corporate Strategy and Development of Ticketmaster from January 2000 to March 2002 and also served concurrently as President of Citysearch since October 2001. Prior to holding such positions, Mr. Marriott served as Executive Vice President, Business Development from February 1999 to December 1999 and Executive Vice President, Product Development and Marketing from August 1997 to January 1999. Prior to joining Ticketmaster, Mr. Marriott was employed by PepsiCo for more than seven years, most recently in the position of Senior Product Manager for PepsiCo’s Frito-Lay division. Mr. Marriott also serves as a director of HRN and Styleclick.

Jon Miller has served as a director of Expedia since February 2002. Mr. Miller has been President and Chief Executive Officer of USA Information and Services (“USAIS”) since June 2000. Prior to his role with USAIS, Mr. Miller served as President and Chief Executive Officer of USA Electronic Commerce Solutions since October 1999. Previously, Mr. Miller also served as President and Chief Executive Officer of USA Broadcasting. Before joining USA Broadcasting in July 1997, Mr. Miller served as the Managing Director of Nickelodeon International. Mr. Miller joined Nickelodeon as the Chief Executive Officer/Managing Director of Nick UK in 1993. He also served as Chief Executive of Paramount’s first branded international channel, launching the Paramount Comedy Channel in London, UK. Mr. Miller also serves as a director of Ticketmaster and Styleclick.

John Pleasants has served as a director of Expedia since February 2002. Mr. Pleasants has served as President and Chief Executive Officer of Ticketmaster since January 2000 and as its Chief Executive Officer and a director since May 2000. Prior to such position, Mr. Pleasants served as President—Ticketing and Transactions from May 1999 to December 1999, Executive Vice President—New Markets from November 1998 to April 1999 and General Manager—New Markets from November 1996 to November 1998. From September 1993 to November 1996, Mr. Pleasants served as Product Manager for PepsiCo’s Frito-Lay division. From May 1988 to August 1991, he worked as a Plant Manager and sales and marketing executive at Hygiene Industries, a textile manufacturer. Mr. Pleasants also serves as a director of Ticketmaster.

Gregory S. Stanger has served as a director of Expedia since February 2002. Mr. Stanger joined Expedia in 1999 as the Vice President and Chief Financial Officer. Prior to joining Expedia, he served as Senior Director, Corporate Development at Microsoft from 1998 to 1999. Mr. Stanger has held various positions in Microsoft’s corporate development department from 1993 to 1998, and elsewhere within Microsoft’s finance organization from 1991 to 1993. Prior to joining Microsoft, Mr. Stanger worked as an investment banker with PaineWebber from 1987 to 1989.

MANAGEMENT INFORMATION

Executive Officers

The following is a list of the executive officers of the Company:

Name	Age	Title
Richard N. Barton	34	President, Chief Executive Officer and Director
Byron D. Bishop	38	Senior Vice President, Corporate Travel
Erik C. Blachford	35	President, Expedia North America
Simon J. Breakwell	36	Senior Vice President and Managing Director, Expedia Europe
Mark S. Britton	35	Senior Vice President, General Counsel and Secretary
Michael K. Day	35	Senior Vice President, Operations
Kathleen K. Dellplain	43	Senior Vice President, Human Resources
Ronald Letterman	59	Senior Vice President and President, Classic Custom Vacations, Inc.
Gregory S. Stanger	37	Senior Vice President, Chief Financial Officer and Director

The biographical information for Messrs. Barton and Stanger is set forth under the heading “Nominees.”

Byron D. Bishop joined Expedia in 1994 as a founding member, with the principal focus of building and managing Expedia’s product development team. Mr. Bishop has served in various capacities at Expedia and prior to his current position, he was the Senior Vice President, Transportation and Core Development. Prior to Expedia, Mr. Bishop worked for Microsoft from 1986 to 1994, serving in numerous positions. During this time, he created and managed three other development groups within Microsoft, including the “Windows for Pen Computing” operating system and Microsoft’s first handheld operating system.

Erik C. Blachford joined Expedia in 1995. He has served in various capacities at Expedia and prior to his current position, he was Senior Vice President, Marketing and Programming. Previously, he served as General Manager at Kroll Travel Watch, a travel information services division of Kroll Associates Inc. from 1994 to 1995. Prior to this, he held various marketing and new product development positions at Butterfield & Robinson Travel Inc. from 1989 to 1992.

Simon J. Breakwell joined Expedia in 1997. Mr. Breakwell has served in numerous capacities at Expedia. Previously, Mr. Breakwell held various sales positions at British Airways from 1987 to 1993 and various senior sales management positions from 1993 to 1997. During this period, Mr. Breakwell managed sales strategy, distribution, sales technology and commercial agreements with British Airways corporate customers in the United Kingdom.

Mark S. Britton joined Expedia in 1999. Prior to this, he was an attorney with the Seattle office of Preston Gates & Ellis LLP from 1997 to 1999, being elected to this firm’s partnership in 1999. Mr. Britton served as Senior Counsel to the Division of Corporation Finance of the Securities and Exchange Commission (“SEC”) from 1994 to 1997. Mr. Britton practiced corporate and securities law in Washington, D.C. from 1992 to 1994.

Michael K. Day joined Expedia in 1998. Mr. Day has served in various capacities at Expedia, primarily focused on building and managing Expedia’s corporate operations and later Expedia’s internet operations. Prior to joining Expedia, Mr. Day worked for Microsoft from 1991 to 1998, during which time he held various technical and management positions with Microsoft’s information technology group.

Kathleen K. Dellplain joined Expedia in 1999. Previously, Ms. Dellplain served as Vice President, Human Resources for IDX Systems Corporation, a healthcare information technology company, from 1997 to 1999. Prior to this, Ms. Dellplain was the Senior Director, Human Resources for PHAMIS, Inc., from 1990 until its merger with IDX Systems Corporation in 1997.

Ronald Letterman joined Expedia in 2002 as part of Expedia’s acquisition of Classic Custom Vacations. Prior to joining Expedia, Mr. Letterman served as President of Classic Custom Vacations from 1992 to 1998 and as Chief Executive Officer of Classic Custom Vacations from 1998 to 2002. Mr. Letterman served as Vice Chairman, President and Chief Executive Officer of Classic Vacation Group from 2000 to 2002. Before joining Classic Custom Vacations, Mr. Letterman served as President of Retail Travel for Carlson Travel Network.

Information Regarding the Board and its Committees

Our Board of Directors has an Audit Committee and a Compensation Committee. There is no standing finance or nominating committee. Our Audit Committee is responsible for recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of our accounts; reviewing the proposed scope of such audit and approving the audit fees to be paid; reviewing filings (including interim reporting) with the SEC and other published documents containing our financial statements; and reviewing the adequacy and effectiveness of our internal auditing, accounting and financial controls with the independent public accountants and our financial and accounting staff. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A. Our Compensation

Committee is responsible for establishing compensation policies consistent with corporate objectives and shareholder interests and approving and/or recommending to the Board of Directors levels of compensation for our senior executives. Our Compensation Committee also administers grants under our stock-based and other incentive compensation plans and adopts and/or recommends to our Board of Directors new plans or changes in compensation programs.

During the six-month period ended December 31, 2001, Gerald Grinstein, Laurie McDonald Jonsson and Mr. Maffei served on the Audit Committee, and Richard Nanula and Messrs. Maffei and Grinstein served on the Compensation Committee. Messrs. Grinstein and Nanula and Ms. Jonsson resigned from the Board of Directors effective as of February 1, 2002, in connection with the merger transaction with USA. During the six-month period ended December 31, 2001, all members of the Audit Committee, except Mr. Maffei, were considered independent under the requirements of Rule 4200(a)(14) of the NASD listing standards. Mr. Maffei was not considered to be an independent director for purposes of serving on the Audit Committee during the six-month period ended December 31, 2001, as he was employed within the past three years by Microsoft, which was an affiliate of Expedia. During the six-month period ended December 31, 2001, Expedia’s Board of Directors determined it to be required by the best interests of Expedia and its shareholders for Mr. Maffei to serve on the Audit Committee due to his extensive experience in financial and auditing matters, including his service as chief financial officer of Microsoft. The Audit Committee currently consists of Messrs. Hoag, Hundt and Maffei (chairman), and all members of the Audit Committee are considered independent under the requirements of Rule 4200(a)(14) of the NASD listing standards. The Compensation Committee currently consists of Messrs. Hoag (chairman), Hundt and Maffei.

During the six-month period ended December 31, 2001, the Audit Committee met two times and the Compensation Committee met four times, and the entire Board of Directors met five times. During the six-month period ended December 31, 2001, none of Expedia’s directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors held during the period for which he has been a director and the total number of meetings held by all committees of the Board of Directors on which each such director served (during the periods that he served).

During the six-month period ended December 31, 2001, our directors received no cash compensation for their service as directors other than reimbursement for reasonable travel expenses relating to attendance at board and committee meetings. During this transition period, directors who were also our employees were eligible to participate in our 1999 Amended and Restated Stock Option Plan (the “1999 Stock Plan”) and our 1999 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”) and non-employee directors were eligible to participate in our 1999 Stock Option Plan for Non-Employee Directors (the “1999 Director Plan”). During the six-month period ended December 31, 2001, each of Messrs. Grinstein, Hoag and Nanula and Ms. Jonsson were granted 5,000 stock options under our 1999 Director Plan and Messrs. Chase and Maffei, received 5,000 and 100,000 stock options, respectively, under our 1999 Stock Plan. All of these options were granted with an exercise price of $44.55, which was the fair market value of our common stock on the date of grant, vest on the first anniversary of the date of grant and generally remain exercisable for ten years from the date of grant unless the director ceases to be a director before the expiration date of the options.

For 2002, each non-employee director will receive a quarterly fee of $10,000 for his or her services on our board of directors and $1,000 for each board meeting and committee meeting attended. Each committee chairperson will also receive an additional fee of $2,500 annually. In addition, non-employee directors will receive 15,000 options upon their initial election to the Board and 10,000 options annually thereafter. All options granted to non-employee directors will be under the 2001 Stock Plan, will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest over a four year period. Directors who are also our employees will not receive any additional compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Mr. Maffei serves on the Compensation Committee. During the six-month period ended December 31, 2001, Mr. Maffei was considered an employee for purposes of his eligibility to receive grants under the 1999 Stock Plan.

Beneficial Ownership of Principal Shareholders, Directors, and Management

The following table presents certain information regarding the beneficial ownership of our outstanding common stock and USA common stock as of March 31, 2002 for the following shareholders:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock or Class B common stock;

•	each of our directors;

•	our Chief Executive Officer and our four other most highly compensated executive officers during the six-month period ended December 31, 2001 (collectively, the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

Percentage ownership calculations are based upon 21,110,850 shares of our common stock (including 35,000 shares of restricted stock that can be voted but cannot be sold, transferred or otherwise disposed of), 34,507,275 shares of our Class B common stock, 341,974,314 shares of USA Class A stock, 63,033,452 shares of USA Class B common stock, and 13,120,682 USA preferred shares outstanding as of March 31, 2002. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. To our knowledge, except as indicated in the footnotes to the table and under applicable community property laws, the shareholders named in the table have sole voting and investment power over all shares listed in the table.

Names of Beneficial Owner (1)	Title of Class	Number of Shares Beneficially Owned		Percentage of Shares of Class Beneficially Owned	Percentage of Total Voting Power (of all Classes) (2)
USA Networks, Inc.	Expedia common	936,815		4.4%	94.9%
	Expedia Class B	34,507,275		100.0%	94.9%

Entities affiliated with Technology Crossover Ventures	Expedia common	4,811,580	(3)	22.0%	*
Richard N. Barton	Expedia common	480,772	(4)	2.2%	*
Byron D. Bishop	Expedia common	407,282	(5)	1.9%	*
Simon J. Breakwell	Expedia common	53,515	(6)	*	*
Thomas C. Breitling	Expedia common	476,800	(7)	2.3%	*
Barry Diller	Expedia common	936,815	(8)	4.4%	94.9%
	Expedia Class B	34,507,275	(9)	100.0%	94.9%
	USA common	155,461,036	(10)	34.4%	69.1%
Julius Genachowski	Expedia common	—		—	—
	USA common	155,895	(11)	*	*
Jay C. Hoag	Expedia common	4,823,500	(12)	22.0%	*
Reed Hundt	Expedia common	—		—	—
Victor Kaufman	Expedia common	—		—	—
	USA common	1,045,000	(13)	*	*
Dara Khosrowshahi	Expedia common	—		—	—
	USA common	359,426	(14)	*	*
Ronald Letterman	Expedia common	—		—	—
Gregory B. Maffei	Expedia common	541,448	(15)	2.5%	*
Daniel Marriott	Expedia common	—		—	—
	USA common	90,500	(16)	*	*
Jon Miller	Expedia common	—		—	—
	USA common	288,550	(17)	*	*
John Pleasants	Expedia common	—		—	—
	USA common	141,500	(18)	*	*
Gregory S. Stanger	Expedia common	335,779	(19)	1.6%	*
All directors and executive officers as a group (21 persons)	Expedia common	8,358,156	(20)	34.9%	1.5%
	Expedia Class B	34,507,275	(9)	100.0%	94.9%
	USA common	157,541,907	(21)	34.7%	69.2%

*	Less than one percent

(1)
The business address of Messrs. Barton, Bishop, Breakwell, Breitling, Hundt, Letterman, Maffei and Stanger is c/o Expedia, Inc., 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005. The business address for USA Networks and Messrs. Diller, Genachowski, Kaufman, Khosrowshahi, Marriott, Miller and Pleasants is West 57th Street, 42nd Floor, New York, NY 10019.

(2)
The percentage of votes for all classes of our common stock is based on one vote for each share of common stock and fifteen votes for each share (subject to certain limitations) of our Class B common stock. The percentage of votes for all classes of USA common stock is based on one vote for each share of USA common stock, ten votes for each share of USA Class B common stock and two votes per share of USA preferred stock.

(3)
Consists of 3,333 warrants and 17,358 shares held by TCV III, L.P.; 88,578 warrants and 461,346 shares held by TCV III (Q), L.P.; 4,011 warrants and 20,892 shares held by TCV III Strategic Partners, L.P.; and 701 warrants and 3,654 shares held by TCV III (GP) (the foregoing four entities, collectively, the “TCV III Funds”), 654,008 warrants and 3,406,297 shares held by TCV IV, L.P. and 24,386 warrants and 127,016 shares held by TCV IV Strategic Partners, L.P. (the latter two entities, collectively, the “TCV IV Funds” and, together with the TCV III Funds, the “TCV Funds”). Mr. Hoag, a director of Expedia, is a Managing Member of Technology Crossover Management III, L.L.C. which is the General Partner of each of the TCV III Funds and a Managing Member of Technology Crossover Management IV, L.L.C. which is the General Partner of each of the TCV IV Funds. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(4)
Includes 370,730 shares that Mr. Barton has the right to purchase under options and 81,466 shares that Mr. Barton has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002 and 25,000 restricted shares, which Mr. Barton can vote but he cannot sell, transfer or dispose of until February 4, 2005.

(5)
Includes 300,669 shares that Mr. Bishop has the right to purchase under options and 89,763 shares that Mr. Bishop has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002.

(6)
Includes 36,887 shares that Mr. Breakwell has the right to purchase under options and 11,628 shares that Mr. Breakwell has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002.

(7)	Includes 76,800 shares that Mr. Breitling has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002.
(8)
Consists of 936,815 shares owned by USA Networks, Inc., in which Mr. Diller has a 69.1% voting interest. Mr. Diller disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in them.

(9)
Consists of 34,507,275 shares owned by USA Networks, Inc., in which Mr. Diller has a 69.1% voting interest. Mr. Diller disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in them.

(10)
Consists of 2,043,805 shares of USA common stock owned by Mr. Diller, options to purchase 47,120,888 shares of USA common stock granted under USA’s stock option plans, 242,801 shares of USA common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 44 shares of USA common stock held collectively by the BDTV Entities (as defined below) and 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of USA Class B common stock held by BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC. (collectively, the “BDTV Entities,”), respectively, 24,838,738 shares of USA common stock and 756,644 shares of USA Class B common stock which are held by Liberty Media Corporation and 18,181,308 shares of USA common stock and 13,430,000 shares of USA Class B common stock which are held by Universal Studios, Inc. (“Universal”), and otherwise beneficially owned by Vivendi Universal, as to which Mr. Diller has general voting authority under a stockholders agreement. Excludes options to purchase 14,998 shares of USA common stock held by Mr. Diller’s wife, as to which Mr. Diller disclaims beneficial ownership.

(11)
Includes 110,833 shares that Mr. Genachowski has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002, 25,000 shares of USA restricted shares and 20,062 shares of USA common stock.

(12)
Includes of 4,036,563 shares and 775,017 warrants to purchase common stock held by the TCV Funds (see footnote 3) and 10,000 shares that Mr. Hoag has the right to purchase under options and 1,920 shares that Mr. Hoag has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002.

(13)
Includes 1,000,000 shares that Mr. Kaufman has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002 and 45,000 shares of USA restricted shares.

(14)
Includes 290,833 shares that Mr. Khosrowshahi has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002, 45,000 shares of USA restricted shares and 23,593 shares of USA common stock.

(15)
Includes 458,581 shares that Mr. Maffei has the right to purchase under options and 82,867 shares that Mr. Maffei has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002.

(16)
Includes 87,500 shares that Mr. Marriott has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002 and 3,000 shares of USA restricted shares.

(17)
Includes 176,250 shares that Mr. Miller has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002, 20,000 shares of USA restricted shares and 92,300 shares of USA common stock.

(18)	Includes 141,500 shares that Mr. Pleasants has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002.
(19)
Includes 269,754 shares that Mr. Stanger has the right to purchase under options and 54,025 shares that Mr. Stanger has the right to purchase under warrants that are currently exercisable or will be exercisable within 60 days of March 31, 2002 and 10,000 restricted shares, which Mr. Stanger can vote but he cannot sell, transfer or dispose of until February 4, 2005.

(20)
Consists of shares, warrants and options held by all directors and executive officers; includes 1,232,844 warrants and 1,592,926 options to purchase common stock that are currently exercisable or will be exercisable within 60 days of March 31, 2002 and 35,000 restricted shares, which Mr. Stanger and Mr. Barton can vote but they cannot sell, transfer or dispose of until February 4, 2005.

(21)
Consists of shares and options held by all directors and executive officers; includes 48,927,804 shares that the directors and executive officers have a right to purchase under options that are currently exercisable or will be exercisable within 60 days of March 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Expedia’s directors, executive officers and any persons holding more than ten percent of Expedia’s common stock are required to report to the SEC and Nasdaq their initial ownership of Expedia’s stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to Expedia, Expedia believes that during the six-month period ended December 31, 2001, Expedia’s directors, officers and holders of more than 10% of Expedia’s common stock filed all Section 16(a) reports on a timely basis except as follows: Due to administrative errors, Forms 5 for Messrs. Barton, Blachford and Eisner reporting purchases under Expedia’s Purchase Plan, and a Form 5 for Ms. Dellplain reporting an exercise and sale of stock options under Expedia’s 1999 Stock Plan were filed late.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table discloses compensation received for the three fiscal years ended June 30, 2001, 2000 and 1999 and the six-month period ended December 31, 2001 by our Named Executive Officers.

Name and Principal Position(1)	Year		Salary ($)(2)	Bonus ($)(3)	Shares Underlying Options (#)(4)	All Other Compensation ($)
Richard N. Barton	(5)		102,917	—	125,000	—
President, Chief Executive Officer	2001		183,333	166,500	225,000	—
and Director	2000		161,078	64,500	100,000	—
	1999		119,072	50,000	—	—

Byron D. Bishop	(5)		84,623	—	25,000	—
Senior Vice President, Corporate Travel	2001		158,250	85,000	65,000	—
	2000		148,167	30,000	—	—
	1999		128,231	49,000	—	—

Simon J. Breakwell	(5)		89,079	3,540	25,000	121,084	(6)
Senior Vice President and Managing	2001		162,505	70,000	63,000	109,995
Director, Expedia Europe	2000		121,042	36,000	31,741	—
	1999		105,157	6,500	10,000	8,194

Gregory E. Slyngstad	(5)		83,958	—	50,000	—
Senior Vice President, Destinations	2001		158,750	90,000	23,000	—
	2000	(1)	37,500	20,100	50,000	—
	1999		n/a	n/a	n/a	—

Gregory S. Stanger	(5)		80,612	—	50,000	—
Senior Vice President,	2001		141,069	90,000	68,000	—
Chief Financial Officer and Director	2000		124,904	31,772	50,786	—
	1999		101,427	35,591	40,000	—

(1)
Prior to October 1, 1999, each of these officers was employed by Microsoft with the exception of Gregory E. Slyngstad, who joined Expedia as part of the VacationSpot acquisition on March 17, 2000. Mr. Slyngstad resigned as an officer of Expedia effective March 15, 2002; he remains an employee of Expedia.

(2)	Includes amounts deferred at the election of the Named Executive Officers pursuant to Expedia’s 401(k) Plan.
(3)
The bonuses payable to Messrs. Barton, Bishop, Breakwell, Slyngstad and Stanger for the six-month period ended December 31, 2001 pursuant to the Expedia, Inc. Annual Incentive Plan (the “Incentive Plan”) are not currently determinable.

(4)
The amounts stated for 1999 reflect the number of Microsoft options received by each Named Executive Officer in that fiscal year. Upon Expedia’s initial public offering, the unvested portion of these options, which was approximately 87.5%, converted to Expedia options at a rate of 6.3482 to 1. The vested portion of these options did not convert and remained as Microsoft options. The amounts stated for 2000 reflect: (i) the number of Expedia options received by each Named Executive Officer in exchange for Microsoft options granted in that fiscal year; plus (ii) the number of Expedia options received by each Named Executive Officer in that fiscal year.

(5)	For the six-month period ended December 31, 2001.
(6)	Reflects a relocation bonus.

Compensation Pursuant to Stock Options

The following table provides information as of December 31, 2001 on option grants in the six-month period ended December 31, 2001 to the Named Executive Officers.

	Option Grants for Six Months Ended December 31, 2002
	Individual Grants
	Number of Securities Underlying Options Granted(#) (1)	Percentage of Total Options Granted to Employees (2)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
Richard N. Barton	75,000	4.0%	$44.55	8/2/08	$944,430	$2,594,055
	50,000	2.7%	$48.70	8/2/08	422,120	1,521,870
Byron D. Bishop	25,000	1.3%	$44.55	8/2/08	314,810	864,685
Simon J. Breakwell	25,000	1.3%	$44.55	8/2/08	314,810	864,685
Gregory E. Slyngstad	25,000	1.3%	$44.55	8/2/08	314,810	864,685
	25,000	1.3%	$48.70	8/2/08	211,060	760,935
Gregory S. Stanger	40,000	2.2%	$44.55	8/2/08	503,696	1,383,496
	10,000	0.5%	$48.70	8/2/08	84,424	304,374

(1)
The amounts in this column reflect the number of Expedia options received by each Named Executive Officer in the six-month period ended December 31, 2001. All of the above stock options were granted pursuant to our 1999 Stock Plan. The options vest over a four and one-half year period with one-eighth of the option vesting on the first anniversary of the date of grant and the remaining options vesting in one-eighth increments for six month intervals thereafter. The exercise prices were based on the fair market value of the shares determined in accordance with the plan. Options terminate ten years after the date of grant or three months following termination of the optionee’s employment (twelve months in the case of a termination due to death or disability), whichever occurs earlier.

(2)
The amounts in this column represent grants made in the six-month period ended December 31, 2001; we granted to our employees options covering 1,856,015 shares of our common stock during the six-month period ended December 31, 2001.

Aggregated Option Exercises and Option Values

The following table provides information regarding Expedia stock options exercised by the Named Executive Officers during the six-month period ended December 31, 2001 and exercisable and unexercisable Expedia stock options held by them as of December 31, 2001. The “value realized” figures are based on the fair market value of Expedia’s common stock at the exercise date, minus the per share exercise price, multiplied by the number of options exercised. The “value of unexercised in-the-money options” figures in the right hand column are based on the fair market value of Expedia’s common stock at December 31, 2001, of $40.61 per share, minus the per share exercise price of the applicable option, multiplied by the number of shares issuable upon exercise of the option.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/01 (#)		Value of Unexercised In-the-Money Options at 12/31/01 ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard N. Barton	235,000	6,024,536	404,718	760,954	13,891,316	20,216,971
Byron D. Bishop	139,739	4,662,255	467,544	450,031	16,651,295	14,611,447
Simon J. Breakwell	93,102	3,501,304	17,110	126,019	612,254	2,836,631
Gregory E. Slyngstad	—	—	12,500	110,500	199,813	1,283,343
Gregory S. Stanger	50,000	1,420,835	236,214	252,990	7,838,433	6,060,221

Equity Compensation Plan Information

We currently maintain four equity compensation plans under which our common stock is authorized for issuance to employees and directors in exchange for services: the 1999 Stock Plan, the 1999 Director Plan, the 2001 Stock Plan and the Purchase Plan. All of our equity compensation plans have been approved by our shareholders.

During the six-month period ended December 31, 2001, we issued options, warrants and rights under all of our equity compensation plans except the 2001 Stock Plan, which was adopted by the shareholders on February 4, 2002. The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2001 (excluding the 2001 Plan, which had not yet been implemented). The information set forth below does not give effect to the proposed amendment to our 1999 Purchase Plan, described below.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders:
Options (1)	14,971,907	$13.67	15,064,868
Employee Stock Purchase Plan Rights (2)	238,637	N/A	61,363	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	15,210,544		15,126,231

(1)	These options have been granted pursuant to the 1999 Stock Plan and the 1999 Director Plan. We will not make any further awards under these plans.
(2)	Rights are granted pursuant to the 1999 Purchase Plan.
(3)	Includes shares underlying purchases for purchase period ending December 31, 2001. These shares were issued in January 2002.

Employment Contracts and Change-in-Control Arrangements

Employment Agreement with Mr. Barton.    Effective as of February 4, 2002, we entered into an employment agreement with Mr. Barton setting forth the material terms of his employment. The agreement has a three-year term and, six months prior to the end of the term, we and Mr. Barton will enter into good-faith negotiations to extend the employment term. Pursuant to the agreement, Mr. Barton serves as Chief Executive Officer of Expedia and remains a member of our Board of Directors.

Compensation.    Mr. Barton receives an annual base salary of $266,000 and is eligible to receive an annual bonus of 200% of his salary, payable 50% in cash and 50% in Expedia stock options based on achieving agreed-upon Expedia budget goals. $133,000 of the cash portion of Mr. Barton’s bonus is guaranteed.

On the effective date of the agreement, Mr. Barton received (i) a grant of options to purchase 100,000 shares of USA’s common stock at an exercise price of $28.83 and (ii) a grant of options to purchase 375,000 shares of our common stock at an exercise price of $54.51. Such options have a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the effective date contingent upon Mr. Barton’s continued employment with Expedia. Mr. Barton also received an initial grant of 25,000 restricted shares of our common stock, vesting contingent upon Mr. Barton’s continued employment with Expedia through the third anniversary of the effective date of the agreement. Mr. Barton will be evaluated for future option grants in a manner consistent with similarly situated executives of USA and its subsidiaries.

Mr. Barton participates in welfare, health and life insurance and pension benefit and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia, USA and their respective subsidiaries.

Severance.     Upon a termination of Mr. Barton’s employment by Expedia without “cause” or by Mr. Barton for “good reason” (as each term is defined in the agreement), we will continue to pay Mr. Barton his salary for the remainder of the term, as well as pay any earned, but unpaid, base salary and will pay Mr. Barton his deferred compensation balance. We will also pay Mr. Barton the pro rata portion of his annual bonus following the end of the fiscal year of his termination of employment (based upon satisfaction of performance goal formulas). In addition, he will immediately vest in all options and such options will remain exercisable for one year following his date of termination of employment. Although Mr. Barton is not obligated to mitigate any severance amounts, such amounts will be reduced by any compensation earned by Mr. Barton in the event that Mr. Barton becomes employed during the remainder of the term.

Change in Control.     The agreement provides that upon a change in control of Expedia, all of Mr. Barton’s Expedia options (and the USA options granted on the effective date) and other Expedia equity compensation will vest immediately, and such options will remain exercisable for one year from the date of the change in control, notwithstanding any termination of employment.

Restrictive Covenants.    Mr. Barton is bound by a convenant not to complete with our business (or any of our subsidiaries or affiliates) during the term of his employment and for two years after termination of employment for any reason; but if the non-compete period extends beyond the severance period (under circumstances in which Mr. Barton had been entitled to severance pay), we will pay Mr. Barton $100,000 per year (pro rated on a monthly basis) to the extent we determine to continue the non-compete period beyond the period in which Mr. Barton is eligible to receive severance. In addition, Mr. Barton will be bound by a two-year convenant not to solicit our employees or customers (or any of our subsidiaries or affiliates) and a confidentiality convenant.

Employment Agreement with Mr. Stanger.    Effective as of February 4, 2002, we entered into an employment agreement with Mr. Stanger setting forth the material terms of his employment. The agreement has a three-year term.

Compensation.     Mr. Stanger will receive an annual base salary of $175,000 and will be eligible to receive an annual bonus of 100% of his salary, payable 50% in cash and 50% in Expedia stock options based on achieving agreed-upon Expedia budget goals.

On the effective date of the agreement, Mr. Stanger received an initial grant of options to purchase 50,000 shares of our common stock at an exercise price of $54.51. Such options have a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the effective date of the agreement contingent upon Mr. Stanger’s continued employment with us. Mr. Stanger also received a grant of 10,000 restricted shares of our common stock, vesting contingent upon Mr. Stanger’s continued employment with us through the third anniversary of the effective date.

Mr. Stanger participates in welfare, health and life insurance and pension benefit and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia, USA and their respective subsidiaries.

Severance.     Upon a termination of Mr. Stanger’s employment by us without “cause” or by Mr. Stanger for “good reason” (as each term is defined in the agreement), we will continue to pay Mr. Stanger his salary for the remainder of the term, as well as pay his earned, but unpaid, base salary and will pay Mr. Stanger his deferred compensation balance. In addition, Mr. Stanger will automatically and immediately vest in all of his then-outstanding equity-based compensation awards granted on or prior to August 2, 2001, and such options shall remain exercisable for one year following his date of termination of employment. Mr. Stanger is obligated to use reasonable best efforts to mitigate any severance payable to him.

Change in Control.     The agreement provides that upon a change in control of Expedia, all of Mr. Stanger’s Expedia options granted prior to August 2, 2001 and other Expedia equity compensation will vest immediately, and such options will remain exercisable for one year from the date of the change in control, notwithstanding any termination of employment.

Restrictive Covenants.     Pursuant to the agreement, Mr. Stanger is bound by covenants not to compete with our businesses (or our subsidiaries or affiliates) and not to solicit our employees or customers (or our subsidiaries or affiliates) during the term of his employment and for two years after termination of employment for any reason. In addition, Mr. Stanger agreed not to divulge or disclose any confidential information of Expedia or our affiliates.

Employment Agreements with Mr. Bishop, Mr. Breakwell and Mr. Slyngstad.     Effective as of February 7, 2002, we also entered into employment agreements with Mr. Bishop, Mr. Breakwell and Mr. Slyngstad. Each of these agreements has a term of three years. Mr. Slyngstad resigned as an officer as of March 15, 2002; he remains an employee of Expedia.

Compensation.     The base salaries provided to Messrs. Bishop, Breakwell and Slyngstad pursuant to the employment agreements are $170,000, £124,800, and $170,000, respectively. Unless otherwise agreed by us and USA, the base salaries are subject to further review and may be increased at the discretion of our Chief Executive Officer, any such increases to be approved by our compensation committee. The executives are also eligible to receive discretionary annual bonuses.

The executives will be entitled to participate in company stock option grants after August 2, 2001 (except that such options will not accelerate and vest upon termination without cause or resignation with good reason).

The executives participate in welfare, health, and life insurance and pension benefits and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia.

Severance.     Under the agreements, upon a termination of the executives’ employment by us without “cause” or a resignation by the executives with “good reason” (as each term is defined in the agreement), the executive will be entitled to: (a) the acceleration and immediate vesting of all unvested Expedia options granted to him on or prior to August 2, 2001, and any attendant warrants granted in connection with the merger; and (b) receive the salary, target bonus and welfare benefits (and any other damages to which he would be entitled) for the remainder of the term, less an offset equal to any amounts earned during the term from other employment, with no obligation to mitigate.

Restrictive Covenants.     As a condition to entering into the agreements, each of these executives agreed to a non-compete for a period of one year from the date of termination for any reason. The non-compete applies to general online travel providers. Each of these individuals also agreed to a one-year non-solicitation covenant and a standard confidentiality covenant.

REPORT OF THE COMPENSATION COMMITTEE

During the six-month period ended December 31, 2001, Expedia’s compensation program for officers was designed to attract and retain outstanding individuals with a compensation package comprised of competitive salaries, incentive bonuses, benefits and stock options. The Compensation Committee of the Board of Directors approves guidelines and actual allocations for each officer’s annual compensation package. These annual compensation packages are targeted to be in line with the 50th percentile of total compensation paid by comparable companies in the high-technology and other industries. The comparable companies selected for compensation comparison purposes differ from the companies included in the Morgan Stanley Internet Commerce Index, which is used in the Performance Graph included below.

The compensation program for executive officers focuses on long-term incentives and, therefore, officers’ salaries are generally less than those paid by comparable companies in the Internet and technology industries. Individual salary levels are based on the particular officer’s level of responsibility, historical performance, relevant experience and breadth of knowledge. Bonuses are payable pursuant to an annual incentive plan that was designed to reward performance on a fiscal year basis. No bonuses were paid to executive officers in the six-month period ending December 31, 2001; rather, bonuses will be paid in July 2002 in accordance with the pre-established performance goals under the annual incentive plan. The annual incentive plan for officers for the twelve-month period ending June 30, 2002 sets forth a target bonus for Richard N. Barton, Expedia’s President and Chief Executive Officer, equal to 50% of his salary for the twelve-month period ending June 30, 2002 and for each of the other officers equal to 40% of their respective salaries for the twelve-month period ending June 30, 2002. Under the annual incentive plan for officers for the twelve-month period ending June 30, 2002, the compensation committee will take the sum of these target bonuses to establish a target bonus pool. If Expedia meets two objective performance metrics, then the target bonus pool may be increased by a maximum of 100%. Officers are eligible to receive anywhere from 0% to 200% of their target bonus depending on the size of the target bonus pool and how the compensation committee feels that the officer performed over the twelve-month period.

During the six-month period ending December 31, 2001, each officer was also eligible for annual stock option grants under Expedia’s 1999 Amended and Restated Stock Option Plan. These options are structured to promote Expedia’s success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors, including each officer’s responsibilities, their expected future contributions to Expedia, and their prior option grants.

The compensation committee reviews and approves stock option grants for Mr. Barton on a semi-annual basis. The compensation committee reviews all other compensation for Mr. Barton on an annual basis. As an officer of the company, Mr. Barton is subject to the same compensation guidelines as all other officers.

As indicated above, Expedia’s compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Named Executive Officers. The Compensation Committee currently believes that in the future Expedia should be able to manage its stock option related compensation for the Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

COMPENSATION COMMITTEE

Jay C. Hoag

Reed Hundt

Gregory B. Maffei

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors:

We have reviewed and discussed with management Expedia’s audited financial statements as of and for the six-month period ended December 31, 2001.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Deloitte & Touche LLP their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in Expedia’s Annual Report on Form 10-K for the six-month period ended December 31, 2001 for filing with the Securities and Exchange Commission.

We have also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in Expedia’s Form 10-Q for the quarter ended March 31, 2002 is compatible with maintaining Deloitte & Touche LLP’s independence.

AUDIT COMMITTEE

Jay C. Hoag

Reed Hundt

Gregory B. Maffei

Performance Graph

The following Performance Graph compares the cumulative total stockholder return for Expedia, The Nasdaq Stock Market (U.S. Companies) Index (the “Nasdaq Market Index”), and The Morgan Stanley Internet Commerce Index (the “Morgan Stanley Index”). The Performance Graph assumes that $100 was invested beginning on the date of our initial public offering in November 1999 in each of Expedia and the indexes. Total return performance for the Nasdaq Market Index and the Morgan Stanley Index is weighted based on the market capitalization of the companies included in each index and assumes that dividends are reinvested. During the six-month period ended December 31, 2001, we did not declare or pay any dividends on our common stock. Immediately following the Performance Graph is a chart of the numerical plot-points that support the graph. We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

	November 10, 1999	June 30, 2000	June 30, 2001	December 31, 2001
Expedia, Inc.	$100.00	$105.81	$332.86	$290.07
Nasdaq Stock Market (U.S.)	100.00	125.57	68.07	61.40
Morgan Stanley Internet Commerce Index	100.00	55.58	41.89	42.91

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with USA Networks, Inc.

On February 4, 2002, USA completed its acquisition of a controlling interest in Expedia through a merger transaction. Immediately following the merger, USA owned all of the outstanding shares of our high-vote Class B common stock, representing approximately 64.2% of our outstanding shares, and 94.9% of the voting interest in Expedia. On February 20, 2002, USA acquired an additional 936,815 shares of our low-vote common stock, increasing USA’s ownership to approximately 65% of our outstanding shares, with USA’s voting percentage remaining at 94.9%.

Pursuant to the terms of the merger, Microsoft, which beneficially owned approximately 63% of our common stock prior to the merger, exchanged all of its Expedia common stock for USA securities. Those Expedia shareholders who elected not to receive USA securities in the transaction retained their Expedia common stock and received 0.1920 of a new Expedia warrant for each share of Expedia common stock held. In addition to the warrants distributed to shareholders, we also distributed warrants to certain holders of Expedia stock options at the same 0.1920 ratio. The new warrants are traded on the Nasdaq National Market under the symbol “EXPEW”.

USA has designated a majority of our directors (seven of the thirteen directors), including Mr. Diller who is Chairman of our Board. In addition, pursuant to the USA merger agreement, we have agreed with USA that our relationship will be governed by the following principles, none of which can be amended or waived without the approval of a majority of our independent directors:

•	USA or any of its subsidiaries, on the one hand, and we or any of our subsidiaries, on the other hand, may engage in or own interests in businesses that compete with the other;

•
as long as USA owns at least 50.1% of our total voting power, we will not enter into or amend any material arrangements with USA or any of its affiliates without the approval of a majority of our independent directors; and

•	there will be meaningful consultation between USA and our Chief Executive Officer in the selection of our independent directors.

In connection with the USA transaction, we received the right to advertising, marketing and promotion time, valued at $15 million for each of the five years after consummation of the merger, on the various media outlets related to USA. In addition, we received a two-year option to purchase a one-third interest in a new television channel to be developed by USA. The exercise price of the option will equal one-third of USA’s cost, plus interest, up to the date of exercise. Finally, USA will make a capital contribution of $20 million within six months of the completion of the merger in lieu of offering Expedia a two-year option to acquire from USA all of the outstanding equity of National Leisure Group, Inc.

Conflict of Interest Policies

As part of the USA transaction, we adopted amended and restated articles of incorporation which include the following provisions governing the relationship between USA and its affiliates, on the one hand, and us and our subsidiaries, on the other hand:

•
Except as otherwise expressly agreed, our shareholders, including USA and its affiliates, may engage or invest in any business activity of any type or description, including those that might be the same or similar to our business or the business of one of our subsidiaries and neither we nor our subsidiaries or shareholders shall have any rights with respect to such engagement or investment or any income or proceeds derived from the business activity.

•
For as long as (a) USA owns common stock representing at least 20% of the voting power of all classes of our outstanding capital stock and (b) at least one person who is our director or officer is also a director or officer of USA, we will have no interest or expect that any interest would be offered to us in any investment or business opportunity or prospective economic advantage that is received by USA or an affiliate of USA. However, we do not relinquish any investment or business opportunity or prospective economic advantage that is offered to any person who is our officer and who is also a director of USA but not an officer or employee of USA and receives an opportunity in such person’s capacity as our officer. Our amended and restated articles also provide that this provision, so long as USA owns common stock representing at least 20% of the voting power of all classes of our outstanding capital stock, cannot be amended or terminated prospectively without the approval of 80% of the total voting power of all classes of our outstanding capital.

Provisions found previously in our articles of incorporation governing the relationship between Microsoft and Expedia have been eliminated.

Our Relationship with Technology Crossover Ventures

As part of the private placement of our common stock with the TCV Funds and pursuant to a registration rights agreement dated August 2000, we registered under the Securities Act of 1933 all shares of common stock issued to the TCV Funds in the transaction, including shares issued upon the exercise of warrants issued in the private placement. Jay Hoag is a founding general partner of TCV and a Managing Member of Technology Crossover Management III, L.L.C. and Technology Crossover Management IV, L.L.C., which are General Partners of the TCV III Funds and TCV IV Funds, respectively. As part of the private placement, Mr. Hoag became a director of Expedia.

PROPOSAL NO. 2
AMENDMENT OF THE EXPEDIA, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

You are being asked to approve an amendment to the Purchase Plan, which was adopted by our Board of Directors in March 2002, subject to the approval of our shareholders. The amendment would increase the number of shares of Expedia common stock authorized for issuance under the Purchase Plan by 500,000 shares, to a total of 800,000 shares. As of March 31, 2002, there were 30,162 shares available for issuance pursuant to the Purchase Plan. Approximately 1300 individuals are currently eligible to participate in the Purchase Plan.

The following summary of the main features of the amended Purchase Plan is qualified in its entirety by reference to the complete text of the amended Purchase Plan, which is attached hereto as Appendix B.

The Purchase Plan was originally adopted by our Board of Directors and was approved by our then sole stockholder, Microsoft, in October 1999. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), is generally implemented in a series of twelve separate consecutive six-month offering periods commencing on January 1 and July 1 of each year. The Purchase Plan is administered by our Board of Directors or by a committee appointed by the Board of Directors. Expedia employees (including officers and employee directors), or employees of any majority owned subsidiary of Expedia designated by the board of directors, are eligible to participate if they are employed by Expedia or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Expedia common stock through payroll deductions, which may not exceed 10% of an employee’s compensation, at a price equal to the lower of (a) 85% of the fair market value of Expedia’s common stock at the beginning of each offering period or (b) 85% of the fair market value of Expedia’s common stock on the last business day of each offering. All purchases are made on the last day of the offering period and no interest is paid on the payroll deductions held pursuant to the Purchase Plan during each offering period.

Participants may end their participation in an offering at any time during the offering period, and participation ends automatically on termination of employment. An eligible employee who ends participation may elect to participate in a future offering period.

The Purchase Plan provides that in the event of a merger of Expedia with or into another corporation or a sale of substantially all of its assets, our Board of Directors may make such adjustments as it may deem appropriate in the number, kind and price of shares available under the Purchase Plan and in the number of shares participants are entitled to purchase. Our Board of Directors has the power to amend or terminate the Purchase

Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder and provided that shareholder approval is required for an amendment to increase the number of shares subject to the Purchase Plan. If not terminated earlier, the Purchase Plan will automatically terminate December 31, 2005.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of the Purchase Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Purchase Plan. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, and they depend on the participant’s individual circumstances, participants in the Purchase Plan are advised to consult their tax advisors.

The Purchase Plan is intended to qualify under Section 423 of the Code. Under Section 423 of the Code, a participant who purchases common stock through the Purchase Plan will not recognize any income, and Expedia will not be entitled to a deduction for tax purposes, at the time of the purchase for the difference between the fair market value of the common stock at the time of purchase and the purchase price (i.e., the discount below fair market value).

Generally, if the participant holds the common stock for at least two years after the date of purchase, the participant will include as compensation in the participant’s taxable income at the time of sale or other taxable disposition of the common stock the lesser of: (i) the amount by which the fair market value of the common stock when purchased exceeds the purchase price (i.e., the discount below fair market value); or (ii) the amount, if any, by which the common stock’s fair market value at the time of the sale or other taxable disposition exceeds the purchase price. The participant’s tax basis in the common stock will be increased by the amount recognized as compensation and any further gain recognized on the sale or other taxable disposition will be treated, under current tax rules, as long-term capital gain. In general, no deduction will be allowed to Expedia with respect to any such disposition.

However, if the participant disposes of shares of common stock acquired under the Purchase Plan within two years after the date of purchase (a “disqualifying disposition”), the participant will recognize compensation income, and Expedia (or one of its affiliates) will be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the shares on the date of purchase over the purchase price (i.e., the discount below fair market value) regardless of the amount received by the participant in connection with the disqualifying disposition. The participant’s tax basis in the shares disposed of will be increased by the amount recognized as compensation and any further gain or loss realized upon the disqualifying disposition will be short-term or long-term capital gain or loss, depending upon the length of time between the purchase and the disqualifying disposition of the shares.

If an affected participant’s total compensation from Expedia (including compensation related to purchases of common stock under the Purchase Plan) exceeds $1,000,000, such compensation in excess of $1,000,000 may not be deductible by Expedia under Section 162(m) of the Code. Affected participants are generally Expedia’s Chief Executive Officer and the four most highly compensated executive officers of Expedia (other than the Chief Executive Officer) at the end of Expedia’s taxable year. Excluded from the calculation of total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m) of the Code. It is expected that compensation realized upon the purchase of common stock under the Purchase Plan may not be “performance-based” and, therefore, that such compensation may only be deductible in accordance within the limits of Section 162(m) of the Code.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares of our common stock and our Class B common stock voting together as a single class represented in person or by proxy at the Annual Meeting is required to amend the Purchase Plan. Our Board of Directors unanimously recommends that you vote FOR the amendment of the Purchase Plan.

PROPOSALS OF SHAREHOLDERS FOR 2003 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2003 annual meeting of shareholders must be received by the Secretary of Expedia no later than February 1, 2003 to be included in our proxy statement and form of proxy related to that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, notice of such proposal must be received by the Secretary of Expedia not later than the close of business on April 19, 2003, and not earlier than the close of business on March 20, 2003, and otherwise in compliance with our amended and restated bylaws.

Notices of intention to present proposals at the 2003 annual meeting should be addressed to the Secretary, Expedia, Inc., 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005. Expedia reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

AUDITORS

Representatives of Deloitte & Touche LLP, independent public auditors for Expedia for the six-month period ended December 31, 2001 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Fees to our accountants for services rendered during the six-month period ended December 31, 2001

Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the transitional period ending December 31, 2001 and for the review of the financial statements for the quarterly report on Form 10-Q for the quarter ended September 30, 2001 were $208,775.

All Other Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered to Expedia, other than services described above under “Audit Fees,” for the transitional period ending December 31, 2001 were $472,447. No fees were paid to Deloitte & Touche LLP for financial information systems design and implementation.

The Audit Committee has considered whether the provision of the non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting and so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the Annual Meeting, we expect that proxies, in the form enclosed, will be voted on these matters in accordance with the judgment of the persons voting such proxies.

PROXIES AND VOTING AT THE MEETING

Shares cannot be voted unless shares are voted via the Internet or the telephone, a signed proxy card is returned or other specific arrangements are made to have shares represented at the Annual Meeting. Shareholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares via the Internet or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Expedia has been advised by competent counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. Shareholders who vote by proxy have the right to revoke their proxy at any time prior to its exercise by delivering a signed statement to the Secretary of Expedia at or prior to the Annual Meeting or by voting another proxy dated as of a later date (including a proxy via the Internet or telephone). Voting by the Internet or telephone is fast, convenient and the shareholder’s vote is immediately confirmed and tabulated. Most importantly, by using the Internet or telephone, shareholders help us reduce postage and proxy tabulation costs. Shareholders should not return the enclosed paper ballot if they are voting over the Internet or by telephone.

DATED: Bellevue, Washington, May 13, 2002.

A COPY OF OUR FORM 10-K REPORT FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2001, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

INVESTOR RELATIONS
EXPEDIA, INC.
13810 SE EASTGATE WAY, SUITE 400
BELLEVUE, WA 98005

APPENDIX A

DUTIES AND CHARTER OF THE AUDIT COMMITTEE OF EXPEDIA, INC.

I.    SUPERVISION OF ACCOUNTING/AUDITING PROCESS

A.	Independent Public Accountants

1.	Recommendation of independent accountants: Reports to the board (annually or as required) its recommendations for the retention (or discharge) of the independent accountants for the coming year.

2.	Annual audit: Reviews and approves, on completion of the audit:

(a)	Any related report or opinion issued by the independent accountants, especially any qualifications to their opinion.

(b)	Any related report or opinion issued by management.

(c)	The independent accountants’ perceptions of the company’s financial and accounting personnel.

(d)	The cooperation that the independent accountants received from company personnel during the review.

(e)	Any significant transactions that were not a normal part of the company’s business.

(f)	Any transactions between the company and officers or directors, or affiliates of officers or directors.

(g)	Any actions or transactions that do not comply with the company’s code of conduct.

(h)	Any change in accounting principles.

(i)	Any significant change in management’s accounting estimates, such as an estimate of bad debts.

(j)	The initial reporting of any significant loss or gain contingency (or significant change in the magnitude of any contingency).

(k)	Any prior-period adjustments.

(1)	Any other matter of concern to the audit committee.

(m)	Any recommendations the independent accountants may make for improving internal financial controls, choice of accounting principles, or management reporting systems.

(n)	Management’s resolution of problems raised by, or disagreements with, the independent accountants.

3.	Quarterly Reviews: Facilitates communication with management and independent public accountants as necessary regarding any matters identified during quarterly reviews, prior to filing 10-Qs.

4.
Registration statements:    Reviews and reports to the board on the financial statements and on the reports or opinions of the independent public accountants and management about the financial statements that appear in any securities registration statement, before any such statement is filed.

5.	Professional services: Reviews and approves professional services provided by the independent accountants before or after such services are performed.

6.	Independence of accountants: Determines annually whether the public accountants are independent.

7.	Fees: Determines the appropriateness of audit fees and other fees for the independent accountants.

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B.	Accounting System

1.
Internal accounting controls:    Reviews (with the company’s Financial management and the independent accountants) and reports to the board on the scope and adequacy of the internal accounting controls to comply with the Foreign Corrupt Practices Act (“FCPA”).

2.
Record keeping: Reviews (with the company’s Financial management and the independent accountants) and reports to the board on the company’s compliance with the recordkeeping provisions of the FCPA and SEC rules.

3.
Special investigations:    Directs and supervises (and reports to the board on) special investigations into any matters that raise questions about the accuracy of the company’s financial statements or the adequacy of its internal accounting controls.

II.    MONITORING CORPORATE LEGALITY AND ETHICS

A.	Code of Conduct

1.	Establishment of Code: Reports to the board on appropriate standards of employee conduct that should be adopted as a code of conduct to establish corporate policy on:

(a)	Political contributions (legal and illegal).

(b)	Payments to government officials.

(c)	Payments to customers or suppliers (including business entertainment and gifts).

(d)	Receipt of payments from suppliers or customer (including business entertainment and gifts).

(e)	Making and keeping proper books and records.

(f)	Unrecorded transactions, assets, or liabilities.

(g)	Underbilling and overbilling.

(h)	Rebates, discounts, and allowances.

(i)	Payments to agents, distributors, and employees in countries other than the one in which the payment was earned.

(j)	Adherence to law (particularly for a company in a regulated industry).

(k)	Conflicts of interest.

2.	Routine monitoring: Reviews management’s training program of New Employees to promote employee understanding of the code of conduct and encourage adherence to it.

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APPENDIX B

EXPEDIA, INC.
1999 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Expedia, Inc. (the “Company”) does hereby establish its 1999 Amended and Restated Employee Stock Purchase Plan (the “Plan”) as follows:

1.    Purpose of the Plan.    The purpose of this Plan is to provide eligible employees who wish to become shareholders in the Company a convenient method of doing so. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company.

2.    Definitions.

2.1    “Base pay”    means regular straight time earnings, plus review cycle bonuses and overtime payments, payments for incentive compensation, and other special payments except to the extent that any such item is specifically excluded by the Board of Directors of the Company (the “Board”).

2.2    “Account”    shall mean the funds accumulated with respect to an individual employee as a result of deductions from his paycheck for the purpose of purchasing stock under this Plan. The funds allocated to an employee’s account shall remain the property of the respective employee at all times but may be commingled with the general funds of the Company.

3.    Employees Eligible to Participate.    Any employee of the Company or any of its subsidiaries who is in the employ of the Company or subsidiary on an offering commencement date is eligible to participate in that offering, except (a) employees whose customary employment is less than 20 hours per week, and (b) employees whose customary employment is for not more than five months in any calendar year.

4.    Offerings.    There will be twelve separate consecutive six-month offerings pursuant to the Plan. The first offering shall commence on January 1, 2000. Thereafter, offerings shall commence on each subsequent July 1 and January 1, and the final offering under this Plan shall commence on July 1, 2005 and terminate on December 31, 2005. In order to become eligible to purchase shares, an employee must sign an Enrollment Agreement, and any other necessary papers on or before the commencement date (January 1 or July 1) of the particular offering in which he wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.

5.    Price.    The purchase price per share shall be the lesser of (1) 85% of the fair market value of the stock on the offering date; or (2) 85% of the fair market value of the stock on the last business day of the offering. Fair market value shall mean the closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the stock is traded on a stock exchange, the closing price for the stock on the principal such exchange.

6.    Offering Date.    The “offering date” as used in this Plan shall be the commencement date of the offering, if such date is a regular business day, or the first regular business day following such commencement date. A different date may be set by resolution of the Board.

7.    Number of Shares to be Offered.    The maximum number of shares that will be offered under the Plan is 800,000 shares. The shares to be sold to participants under the Plan will be common stock of the Company. If the total number of shares for which options are to be granted on any date in accordance with Section 10 exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of such reduction to each employee affected thereby.

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8.    Participation.

8.1    An eligible employee may become a participant by completing an Enrollment Agreement provided by the Company and filing it with Shareholder Services prior to the Commencement of the offering to which it relates.

8.2    Payroll deductions for a participant shall commence on the offering date, and shall end on the termination date of such offering unless earlier terminated by the employee as provided in Paragraph 14.

9.    Payroll Deductions.

9.1    At the time a participant files his authorization for a payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a participant in an offering at the rate of 1% to 10% of his base pay on a whole percentage basis.

9.2    All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any separate cash payment into such account nor may payment for shares be made other than by payroll deduction.

9.3    A participant may discontinue his participation in the Plan as provided in Section 14, but no other change can be made during an offering and, specifically, a participant may not alter the rate of his payroll deductions for that offering.

10.    Granting of Option.    On the offering date, this Plan shall be deemed to have granted to the participant an option for as many full shares as he will be able to purchase with the payroll deductions credited to his account during his participation in that offering.

11.    Exercise of Option.    Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his option on such date and shall be deemed to have purchased from the Company such number of full shares of common stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will pay for at the option price.

12.    Employee’s Rights as a Shareholder.    No participating employee shall have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 11 above and the stock has been issued by the Company.

13.    Evidence of Stock Ownership.

13.1    Promptly following the end of each offering, the number of shares of common stock purchased by each participant shall be deposited into an account established in the participant’s name at a stock brokerage or other financial services firm designated by the Company (the “ESPP Broker”).

13.2    The participant may direct, by written notice to the Company at the time of his enrollment in the Plan, that his ESPP Broker account be established in the names of the participant and one other person designated by the participant, as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.

13.3    A participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s account at the ESPP Broker until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to

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shares for which the Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing or request that a stock certificate be issued and delivered to him.

13.4    A participant who is not subject to payment of U.S. income taxes may move his shares to another brokerage account of his choosing or request that a stock certificate be issued and delivered to him at any time, without regard to the satisfaction of the Section 423(a) holding period.

14.    Withdrawal.

14.1    An employee may withdraw from an offering, in whole but not in part, at any time prior to the last business day of such offering by delivering a Withdrawal Notice to the Company, in which event the Company will refund the entire balance of his deductions as soon as practicable thereafter.

14.2    To re-enter the Plan, an employee who has previously withdrawn must file a new Enrollment Agreement in accordance with Section 8.1. The employee’s re-entry into the Plan will not become effective before the beginning of the next offering following his withdrawal, and if the withdrawing employee is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 he may not re-enter the Plan before the beginning of the second offering following his withdrawal.

15.    Carryover of Account.    At the termination of each offering the Company shall automatically re-enroll the employee in the next offering, and the balance in the employee’s account shall be used for option exercises in the new offering, unless the employee has advised the Company otherwise. Upon termination of the Plan, the balance of each employee’s account shall be refunded to him.

16.    Interest.    No interest will be paid or allowed on any money in the accounts of participating employees.

17.    Rights Not Transferable.    No employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his account or any rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw funds in accordance with Section 14.

18.    Termination of Employment.    Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the account of a participating employee shall be paid to the employee or his estate.

19.    Amendment or Discontinuance of the Plan.    The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee’s existing rights under any offering already made under Section 4 hereof may be adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 20, increase above 60,000 shares the total number of shares to be offered unless shareholder approval is obtained therefor.

20.    Changes in Capitalization.    In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the common shares of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase.

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21.    Share Ownership.    Notwithstanding anything herein to the contrary, no employee shall be permitted to subscribe for any shares under the Plan if such employee, immediately after such subscription, owns shares (including all shares which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For the foregoing purposes the rules of Section 425(d) of the Internal Revenue Code of 1986 shall apply in determining share ownership. In addition, no employee shall be allowed to subscribe for any shares under the Plan which permits his rights to purchase shares under all “employee stock purchase plans” of the Company and its subsidiary corporations to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

22.    Administration.    The Plan shall be administered by the Board. The Board may delegate any or all of its authority hereunder to such committee of the Board or officer of the Company as it may designate. The administrator shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant.

23.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by Shareholder Services of the Company or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24.    Termination of the Plan.    This Plan shall terminate at the earliest of the following:

24.1    December 31, 2005.

24.2    The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a participating employee to exercise the option to purchase shares for as many full shares as the balance of his account will allow at the price set forth in accordance with Section 5. If the employee elects to purchase shares, the remaining balance of his account will be refunded to him after such purchase.

24.3    The date the Board acts to terminate the Plan in accordance with Section 19 above.

24.3    The date when all shares reserved under the Plan have been purchased.

25.    Limitations on Sale of Stock Purchased Under the Plan.    The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. An employee, therefore, may sell stock purchased under the Plan at any time he chooses, subject to compliance with any applicable Federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

26.    Governmental Regulation.    The Company’s obligation to sell and deliver shares of the Company’s common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares.

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EXPEDIA, INC.

P R O X Y

FOR ANNUAL MEETING OF THE SHAREHOLDERS OF
EXPEDIA, INC.
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD N. BARTON and GREGORY B. STANGER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the 2002 annual meeting of Expedia to be held in the Marymoor Room of the Doubletree Hotel, 300 – 112th Southeast, Bellevue, Washington on June 18, 2002 at 10:00 a.m. and at any adjournments thereof.

(Continued, and to be marked, dated and signed, on the other side)

é FOLD AND DETACH HERE é

You can now access your Expedia, Inc. account online.

Access your Expedia shareholder account online via Investor ServiceDirectSM(ISD)

Mellon Investor Services LLC, transfer agent for Expedia, Inc. now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

› View account status	› Make address changes
› View certificate history	› Obtain a duplicate 1099 tax form
› View book-entry information	› Establish/change your PIN

Visit us on the web at http://www.mellon-investor.com
then follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

›    SSN
›    PIN
›    Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account, please enter your:

›    SSN
›    PIN
›    Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account and continue.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

›    Certificate History
›    Book-Entry Information
›    Issue Certificate
›    Address Change
›    Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example.	☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

		FOR election of all nominees	WITHHOLD vote from all nominees
1. Election of directors:
01. Richard N. Barton	08. Dara Khosrowshahi	☐	☐
02. Barry Diller	09. Gregory B. Maffei
03. Thomas C. Breitling	10. Daniel Marriott
04. Julius Genachowski	11. Jon Miller
05. Jay C. Hoag	12. John Pleasants
06. Reed Hundt	13. Gregory S. Stanger
07. Victor Kaufman
Except for nominee(s) listed above from whom vote is withheld:

	FOR	AGAINST	ABSTAIN
2. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan.	☐	☐	☐
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Signature, if held jointly	Dated:	, 2002

é FOLD AND DETACH HERE AND READ THE REVERSE SIDE é

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/expe

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.expedia.com/investor